AGREEMENT REGARDING MASTER FINANCING AGREEMENT

THIS AGREEMENT REGARDING MASTER FINANCING AGREEMENT (“Agreement”) is made as of December __, 2009 by and between WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Lender”) and ASSOCIATED ESTATES REALTY CORPORATION, an Ohio corporation (the “Sponsor”) provides as follows:

RECITALS

A.                 Lender is prepared to enter into a certain Master Financing Agreement dated as of even date herewith (the “Master Financing Agreement”).

B.                 Once the Master Financing Agreement is fully executed, Lender and the Sponsor have agreed that the Sponsor (or a Borrower, as defined in the Master Financing Agreement) may request that Lender make Mortgages pursuant to the Master Financing Agreement and Lender has agreed to make Mortgages pursuant to the Master Financing Agreement as set forth herein.

C.                 Lender’s execution of the Master Financing Agreement is conditioned upon the Sponsor’s execution of this Agreement and payment of (i) the Transaction Fee in the amount of $100,000.00 as set forth in Section 7.5.1 of the Master Financing Agreement (the “Transaction Fee”) and (ii) a Facility Processing Fee of $50,000 as set froth in the application letter dated December 2, 2009 between the parties (the “Facility Processing Fee”).

D.                 All capitalized but otherwise undefined terms set forth herein shall have the same meaning as set forth in the Master Financing Agreement.

AGREEMENT

NOW THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                  The parties hereby incorporate the covenants, terms and conditions of the Master Financing Agreement into this Agreement by reference.

2.                  The Sponsor agrees to pay (i) the Transaction Fee and (ii) the Facility Processing Fee, each in accordance with the wiring instructions set forth below upon execution of this Agreement.  The Sponsor further agrees to perform the covenants and observe the terms and conditions set forth in the Master Financing Agreement, including, without limitation, those covenants as set forth in Sections 7.5.2, 7.5.3, 7.5.4, 7.7.1.a, 8.2, 10.1 and specifically acknowledges the circumstances described in Sections 7.2, 7.3, 7.4 and 7.7.1.b.; provided, however, the Sponsor shall have no obligation to perform covenants in the Master Financing Agreement that are personal to Lender and that by their nature cannot be performed by the Sponsor.  The wiring instructions are as follows:

Bank:     Wells Fargo Bank, N.A.

ABA:      121000

Credit:    Wells Fargo Bank, N.A.

                McLean, VA

                                Acct #:   412-1489116

            Ref:             AEC Credit Facility

3.                  Upon Lender’s receipt of a copy of this Agreement executed by the Sponsor, along with payment in immediately available funds sufficient to pay the Transaction Fee and the Facility Processing Fee, Lender shall execute the Master Financing Agreement and deliver an executed copy to Freddie Mac, and thereafter Lender agrees (i) to process, underwrite, document and fund Mortgages to Borrowers in accordance with and subject to the covenants, terms and conditions set forth in the Master Financing Agreement, and (ii) not to modify the Master Financing Agreement in any way that would adversely affect the interests of the Sponsor in the way that Lender processes, underwrites, documents and funds the Mortgages without the prior written consent of the Sponsor.

4.                  The Sponsor agrees to pay reasonable attorney’s fees of Freddie Mac’s counsel and the Lender’s counsel in connection with the Master Financing Agreement and this Agreement.

5.                  In addition to the fees and costs set forth in the Master Financing Agreement, each application and commitment with respect to a proposed Mortgage or a proposed Substitution shall provide that the applicable Borrower (i) shall pay, at the time of the application, a review fee to Lender in the amount of $5,000.00, (ii) shall deposit, at the time of application, an amount equal to the estimated costs of the out-of-pocket expenses in connection with the processing of the proposed Mortgage, including the cost of the appraisal, engineering reports, audit checks and other third party expenses, (iii) shall pay reasonable legal expenses in connection with the proposed Mortgage, whether or not the Mortgage closes and (iv) shall pay, at the time a Mortgage closes, an origination fee in an amount based on the applicable percentage of the amount of the Mortgage, such applicable percentage being 0.60% (60 bps) on the first $30,000,000.00 of Mortgages, 0.55% (55 bps) on the next $30,000,000.00 of Mortgages, and 0.50 (50 bps) on the amount of Mortgages over $60,000,000.00.

6.                  This Agreement shall terminate upon the earlier of (i) the termination of the Master Financing Agreement in accordance with the terms of the Master Financing Agreement or (ii) a termination of this Agreement as set forth in Section 7 below.

7.                  The liability of the Sponsor under this Agreement shall be limited to the payment of the Transaction Fee, the Facility Processing Fee, any fee expressly set forth in an application or commitment executed by the Sponsor or its Borrower affiliate for a proposed Mortgage and all actual out-of-pocket costs 9including reasonable legal fees) incurred by Freddie Mac or Lender in connection with the Master Financing Agreement or this Agreement. Lender’s sole remedy for the Sponsor’s breach of any other provision of this Agreement (not involving the payment of the amounts set forth in the preceding sentence) shall be to terminate this Agreement.

2

IN WITNESS WHEREOF, the parties have executed this Agreement pursuant to due authorization.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:_______________________________________

Name:

Title:

3

ASSOCIATED ESTATES REALTY CORPORATION, an Ohio corporation

By:   ________________________________

Name:

Title:

4

MASTER FINANCING AGREEMENT

BY AND BETWEEN

WELLS FARGO BANK, NATIONAL ASSOCIATION

AND

FEDERAL HOME LOAN MORTGAGE CORPORATION

December 22, 2009

TABLE OF CONTENTS

Page

RECITALS. 1

1.    DEFINITIONS. 1

1.1.           Definitions. 1

1.2.           Terms not Defined Herein. 9

1.3.           Construction. 10

1.3.1.   Number; Inclusion. 10

1.3.2.   Determination. 10

1.3.3.   Freddie Mac's Discretion and Consent; References to Freddie Mac's Requirements. 10

1.3.4.   Documents Taken as a Whole. 10

1.3.5.   Headings. 10

1.3.6.   Implied References to this Agreement. 10

1.3.7.   Persons. 10

1.3.8.   Modifications to Documents. 11

1.3.9.   From, To and Through. 11

1.3.10. Conflicts with Other Loan Documents. 11

1.4.           Accounting Principles. 11

2.    COMMITMENT. 11

2.1.           Amount of Commitment. 11

2.2.           Application Period. 12

2.3.           Good Faith Deposit. 12

2.4.           Breakage Provisions. 12

2.4.           Nondelivery. 12

i.

3.    MORTGAGE TERMS APPLICABLE TO ALL MORTGAGES. 12

3.1.           Mortgage Amount 12

3.1.1.   Minimum and Maximum Mortgage Amount. 12

3.1.2.   Determination of Loan Amount for Fixed Rate Loans and Fixed to Float Loans. 13

3.2.           Borrower. 14

3.2.1.   Type of Borrower. 14

3.2.2    Ownership and Control. 14

3.2.3.   Single Asset Entity. 14

3.3.           Properties. 14

3.3.1.   Property Fundamentals. 15

3.3.2.   Occupancy. 15

3.4.           Property Management 15

3.5.           Rate-Lock. 15

3.6.           Amortization; Interest Calculation Convention. 15

3.6.1.   Amortization Period. 15

3.6.2.   Interest Calculation. 15

3.7.           Guaranties. 15

3.8.           Escrows. 16

3.9.           Replacement Reserves. 16

3.10.         Repairs. 16

3.10.1. Repair and Escrow Agreement 16

3.10.2. Repair Escrow Fund. 16

3.10.3. Immediate Repairs. 16

3.11.         Transfers/Assumptions. 16

3.11.1. Variable Rate Loans subject to Third Party Cap Agreement 17

3.11.2. All Other Loans. 17

3.12.         Third-Party Subordinate Financing. 17

3.13.         Substitution Rights. 17

3.13.1  Substitution Agreement 17

3.14.         Reporting Requirements. 17

3.15.         Supplemental Financing. 18

3.16.         Moisture Management Plan. 18

4.    FIXED RATE LOANS. 18

4.1.           Loan Term. 18

4.2.           Fixed Interest Rate. 18

4.3.           Fixed Rate Prepayment Premium.. 18

5.    FIXED RATE LOANS. 18

5.1.           Loan Term. 18

5.2.           Interest Rates. 18

5.2.1.   Fixed Rate Period. 18

5.2.2.   Extension Period. 19

5.3.           Fixed to Float Prepayment Premium.. 19

6.    VARIABLE RATE LOANS. 19

6.1.           Loan Term. 19

6.2.           Interest Rates. 19

6.3.           Third Party Cap Agreements. 19

6.3.1.   Interest Rate Cap Required. 19

6.3.2.   Third Party Cap Agreement Terms. 20

6.3.3.   Replacement Cap Escrow. 20

6.3.4.   Third Party Cap Agreement Guaranty. 20

6.4.           Variable Rate Prepayment Premium. 20

6.5.           Conversion of Variable Rate Mortgages. 21

7.    ADDITIONAL TERMS. 21

7.1.           Loan Applications under this Agreement. 21

7.2.           Multifamily Seller/Servicer Guide, Commitment and Loan Documents. 21

7.3.           Servicing of Mortgage. 21

7.4.           Replacement of Seller. 22

7.5.           Fees and Expenses. 22

7.5.1.   Fees and Expenses Due on the Closing Date. 22

7.5.2.   Fees Due in Connection with the Issuance of each Commitment 22

7.5.3.   Substitution Fees. 23

7.5.4.   Annual Servicing Fee. 23

7.6.           Use of Proceeds. 23

7.7.           Material Adverse Change. 23

7.7.1.   Reporting Requirements. 23

7.7.2.   Monitoring Compliance. 24

7.7.3.   Consequences of a Material Adverse Change. 24

7.8.           No Renewal or Extension Options. 24

7.9.           Term. 24

8.    ACKNOWLEDGEMENTS BY SELLER. 24

8.1.           Insurance. 24

8.2.           Further Documentation. 24

9.    RIGHT OF TERMINATION.. 24

9.1.           Termination Events. 24

9.1.1.   Default under this Agreement. 24

9.1.2.   Event of Default under the Loan Documents. 25

9.1.3.   Nondelivery of Mortgage. 25

9.1.4.   Insolvency. 25

9.1.5.   Cessation of Business. 25

9.1.6.   Bankruptcy and Other Proceedings. 25

9.1.7.   Material Adverse Change. 25

9.1.8.   Preservation of Existence. 25

9.1.9.   Liquidations, Mergers, Consolidations, Acquisitions. 25

9.2.           Consequences of Termination Event. 26

10.  MISCELLANEOUS. 26

10.1.         Cooperation by the Sponsor and Borrower; the Sponsor's Obligations. 26

10.2.         Successors and Assigns. 26

10.3.         No Agency. 26

10.4.         Modifications, Amendments or Waivers. 26

10.5.         Remedies Cumulative. 26

10.6.         Notices. 27

10.7.         Severability. 27

10.8.         Governing Law; Consent to Jurisdiction and Venue. 28

10.9.         Prior Understanding. 28

10.10.       Disclosure of Information. 28

10.11.       No Third Parties Benefited. 28

10.12.       Advertising. 28

10.13.       Time of Essence. 28

10.14.       Counterparts. 28

10.15.       WAIVER OF TRIAL BY JURY. 29

v

MASTER Financing AGREEMENT

THIS MASTER FINANCING AGREEMENT ("Agreement") is dated as of December 22, 2009, and is made between WELLS FARGO BANK, NATIONAL ASSOCIATION, having an address at 2010 Corporate Ridge, Suite 1000, McLean, Virginia 22102 (the "Lender", the "Seller" or the "Servicer"), and FEDERAL HOME LOAN MORTGAGE CORPORATION, a federally chartered corporation organized and existing under the laws of the United States of America having an address at 8100 Jones Branch Drive, McLean, Virginia 22102 ("Freddie Mac").

RECITALS

A.        Associated Estates Realty Corporation, an Ohio corporation (the "Sponsor"), has requested that the Seller make fixed and adjustable interest rate loans in the aggregate amount of up to $100,000,000 to single asset entities majority owned and controlled, directly or indirectly, by the Sponsor.

B.         The Sponsor has offered to cause such entities to grant to the Seller a security interest in real property and other assets owned or to be acquired by such entities as security for such entities' repayment of such loans.  (Any such entity is a "Borrower" and all such entities are, collectively, the "Borrowers".)

C.        The Seller is willing to make the above-described loans to the Borrowers secured by an interest in such real property and other assets.

D.        In order to finance such loans to the Borrowers, the Seller desires to obtain from Freddie Mac an agreement pursuant to which Freddie Mac will purchase such loans from the Seller.

AGREEMENT

1.         DEFINITIONS.

1.1.      Definitions.  In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

"Acquisition Loan" shall mean a Loan for which the proceeds will be used to purchase the Property securing the Borrower's repayment of such Loan.

1.

"Affiliate" or "Affiliates" as to any Person shall mean any other Person (i) which directly or indirectly Controls, is Controlled by, or is under common Control with such Person, (ii) which beneficially owns or holds 5% or more of any class of the voting or other equity interests of such Person, or (iii) 5% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person.

"Aggregate Commitment Available" shall mean the maximum aggregate original principal amounts of Mortgages that may be purchased from time to time pursuant to the terms of this Agreement, which amount is set forth in Section 2.1.

"Agreement" shall mean this Master Financing Agreement, as the same may be supplemented or amended from time to time, including all schedules and exhibits attached hereto.

"Amortizing DCR" shall mean DCR calculated based upon debt service payments of principal and interest on a 30-year amortization schedule.

"Amortizing Loan" shall mean a Loan that will be amortized on a thirty (30) year basis.

"Anniversary Date Financial Documentation" shall have the meaning set forth in Section 7.7.1 of this Agreement.

"Anniversary Delivery Date" shall have the meaning set forth in Section 7.7.1 of this Agreement.

"Application" shall mean any application between the Seller and a Borrower, evidencing such Borrower's request for a Mortgage from the Seller.

"Application Due Date" shall mean the date that is thirty (30) days prior to the Expiration Date.

"Application Fee" shall have the meaning set forth in Section 7.5.2 of this Agreement.

"Authorized Representative" shall mean, (i) with respect to any Person that is not an individual, such individuals duly authorized to execute documents on behalf of, and legally bind, such Person and (ii) with respect to any Person that is an individual, such individual himself or herself, as applicable.

"Borrower" shall have the meaning set forth in the Recitals of this Agreement.

"Business Day" shall mean any day on which Freddie Mac is open for business.

"Cash Out Refinance Loan" shall mean a Loan, the Loan Amount of which is greater than the sum of (i) the unpaid principal balance (the "UPB") of any existing mortgage or mortgages on the applicable Property (an "Existing Mortgage") being paid off with the proceeds of such Loan, (ii) any prepayment costs and/or premiums paid by the Borrower in connection with the payoff of the Existing Mortgage, (iii) closing costs paid by the Borrower in connection with the payoff of the Existing Mortgage that are acceptable to Freddie Mac, (iv) two percent (2%) of the UPB of the Existing Mortgage, and (v) the amount that Freddie Mac requires to be placed into escrow for repairs to the applicable Property, as determined by Freddie Mac in its discretion.

"Closing Date" shall mean the first date on which this Agreement has been fully executed.

"Collateral Agreements" shall mean (i) any agreements between a Borrower and the Seller for the purpose of establishing reserves for the Properties or a particular Property, including (a) agreements establishing a fund to assure the completion of repairs or improvements specified in any such agreement, or (b) agreements assuring a reduction of the outstanding principal balance of the Mortgage if the occupancy percentage or income from a Property does not increase to a level specified in such agreement, and (ii) any other agreement or agreements between a Borrower and the Seller which provide for the establishment of any other fund, reserve or account, all of the foregoing to be imposed only pursuant to an express written agreement between such Borrower and the Seller entered into on an Origination Date in connection with a Mortgage.

"Commitment" shall mean Freddie Mac's written indication that Freddie Mac (i) has made an offer to the Seller to purchase a Mortgage pursuant to a letter of commitment or (ii) has accepted the Seller's offer to sell to Freddie Mac any Mortgage pursuant to an early rate-lock application or early spread-lock application issued by the Seller to Freddie Mac.  The Commitment and any adjustment letters and amendments thereto shall set forth all of the terms and conditions of any Mortgage purchase.

"Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, beneficial interests, by contract or otherwise.  The definition is to be construed to apply equally to variations of the word "Control," including "Controlled," "Controlling" or "Controlled by."

"DCR" shall mean, at the time of determination, the ratio of the NOI to the annualized debt service payments as calculated by Freddie Mac in accordance with Section 3.1.2.

"Dollar", "U.S. Dollars" and the symbol $ shall mean lawful money of the United States of America.

"Expiration Date" shall mean the earlier to occur of the following:  (i) the date a Termination Event occurs and Freddie Mac terminates its obligations to issue Commitments as set forth in Section 9.2 and (ii) December 21, 2011.

"Extension Period" shall mean, for a Fixed to Float Loan, the twelve calendar month period ending on the first anniversary of the scheduled initial maturity date of such Fixed to Float Loan as set forth in the applicable Note.

"Fixed Interest Rate" shall mean that certain annual fixed interest rate for a Fixed Rate Loan applicable during the entire term of such Fixed Rate Loan or that certain annual fixed interest rate for a Fixed to Float Loan applicable during the entire term of such Fixed to Float Loan except during the Extension Period for such Fixed to Float Loan, if applicable.  The Fixed Interest Rate for each Fixed Rate Loan and Fixed to Float Loan will be established at Rate Lock for such Fixed Rate Loan or Fixed to Float Rate Loan.

"Fixed Rate Loan" or "Fixed Rate Mortgage" shall mean a Mortgage with a Fixed Interest Rate during its entire term.

"Fixed Rate Period" shall mean, for a Fixed to Float Loan, the period beginning on the date of the Note for such Fixed to Float Loan through the day immediately preceding the scheduled initial maturity date of such Fixed to Float Loan as set forth in the applicable Note.

"Fixed to Float Loan" shall mean a Mortgage with a Fixed Interest Rate during its entire term except for the Extension Period, if applicable.

"Form ARM Note" shall have the meaning set forth in Section 6.4 of this Agreement.

"Form Fixed Rate Note" shall have the meaning set forth in Section 4.3 of this Agreement.

"Form FTF Note" shall have the meaning set forth in Section 5.3 of this Agreement.

"Form Loan Documents" shall mean the documents required by Freddie Mac under Freddie Mac's Conventional Cash Purchase Program, as such documents are amended or modified pursuant to this Agreement.  The modifications approved by Freddie Mac for its current form of loan documents are attached hereto as Exhibit A.

"Freddie Mac" shall mean the Federal Home Loan Mortgage Corporation, a federally chartered corporation.

"GAAP" shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.4, and applied on a consistent basis both as to classification of items and amounts.

"Guarantor" shall mean the Sponsor or any other Person who executes a Guaranty.

"Guaranty" shall mean any Freddie Mac Conventional Cash Purchase Program Guaranty executed by a Guarantor in favor of the Seller as one of the Loan Documents, together with any and all amendments, extensions, renewals or replacements thereof, in whole or in part.

"Guide" shall mean the then-current version of the Freddie Mac Multifamily Seller/Servicer Guide.

"Index" shall mean (i) for each Variable Rate Loan, the one (1) month Reference Bills® Security or, at the option of the Borrower, the British Bankers Association's (BBA) one (1) month LIBOR Rate for United States Dollar deposits, as displayed on the LIBOR Index Page used to establish the LIBOR Index Rate, at the time of Rate Lock, as such terms are defined in, and as more fully described in, the Note for the applicable Loan; and (ii) during the Extension Period, if applicable, for each Fixed to Float Loan, the one (1) month LIBOR Rate; both subject to the terms of the Note for the applicable Loan in the event an alternative Index is required.

"Index Rate" for each Mortgage shall have the meaning given to that term in the Note for such Mortgage.

"Interest Only Loan" shall mean a Loan that will require interest only debt service payments with no amortization of principal prior to the Maturity Date (as defined in the applicable Note).

"Law" shall mean any applicable law (including common law), constitution, statute, treaty, regulation, rule, ordinance, ruling, order, injunction, writ, decree or award of any Official Body.

"Lender" shall mean the Seller and its successors and assigns as holder of a Note evidencing a Mortgage.

"Loan" or "Mortgage" shall mean any conventional, cash loan made to any Borrower by the Seller and purchased by Freddie Mac pursuant to this Agreement.

"Loan Amount" shall mean, with respect to each Loan, the initial principal amount of the applicable Mortgage.  The final Loan Amount for each Mortgage shall be set forth in the Commitment related to such Mortgage.

"Loan Document" or "Loan Documents" shall mean the then-current versions of the Form Loan Documents, any indemnity agreements, Collateral Agreements, O&M Programs, the MMP, opinions and any other documents now or in the future executed and/or delivered by any Borrower or Guarantor or any other Person in connection with a Mortgage, together with any and all amendments, extensions, renewals or replacements thereof, in whole or in part.  This Agreement is not a Loan Document.

"LTV" shall mean, with respect to each Loan, the ratio, expressed as a percentage, of the Loan Amount to Freddie Mac's underwritten value of the Property to serve as collateral for such Loan.

"Margin" shall mean the spread (expressed in percentage points and/or basis points) to be added to the applicable Index Rate.

"Material Adverse Change" shall mean (a) any set of circumstances or events which, in Freddie Mac's reasonable discretion would have or is then reasonably expected to have a material adverse effect on: (i) the validity or enforceability of this Agreement, the Seller Master Financing Agreement, Guaranty or any other Loan Document, (ii) the ability of the Sponsor, any Borrower or Guarantor to duly and punctually pay or perform its respective Obligations, or (iii) the financial condition or credit of the Sponsor, any Borrower or Guarantor from that which was disclosed in writing to the Seller or Freddie Mac, or (b) with respect to any Mortgage, a change in the direct or indirect ownership of any Borrower or Guarantor (if such Guarantor is not a natural person) prior to the Origination Date of such Mortgage from that identified to the Seller or Freddie Mac as of the Closing Date, which results in a structure in which (i) the Sponsor does not hold a direct or indirect majority ownership interest in such Borrower or Guarantor; or (ii) the Sponsor does not directly or indirectly exercise Control of such Borrower or Guarantor without the requirement of consent of any other Person that is a Required Borrower Principal unless such Required Borrower Principal has been reviewed and approved by Freddie Mac prior to the Origination Date of such Mortgage based on Freddie Mac's then-current credit and underwriting standards.

"MMP" shall mean, with respect to each Mortgage, the moisture management plan to control water intrusion and prevent the development of mold or moisture at a Property which the applicable Borrower must implement as of the Origination Date of the Mortgage for such Property and maintain throughout the term of such Mortgage.

"Mortgage Review Fee" shall have the meaning set forth in Section 7.5.2 of this Agreement.

"No Cash Out Refinance Loan" shall mean (a) a Loan, the Loan Amount of which is less than or equal to the sum of (i) the UPB of any Existing Mortgage to be paid off with the proceeds of such Loan, (ii) any prepayment costs and/or premiums in connection with the payoff of the Existing Mortgage, (iii) closing costs paid by the Borrower in connection with the payoff of the Existing Mortgage that are acceptable to Freddie Mac, (iv) two percent (2%) of the UPB of the Existing Mortgage, and (v) the amount that Freddie Mac requires to be placed into escrow for repairs to the applicable Property, as determined by Freddie Mac in its discretion, or (b) a refinance Loan securing a Property that was purchased by the Sponsor or one of its Affiliates not more than two (2) years prior to the Origination Date or constructed not more than two (2) years prior to the Origination Date.

"NOI" shall mean an annualized dollar amount equal to the income from the operation of a Property that is available for repayment of debt and return of equity after deducting for economic vacancy and all expenses (exclusive of debt service).  NOI shall be calculated by Freddie Mac for each individual Property, in accordance with Freddie Mac's then-current methodology, consistently applied, excluding from such calculation expenses from depreciation, amortization, interest expenses, non-recurring items and capital expenses, but including in such calculation an assumed capital expense reserve in an amount consistent with Freddie Mac's then-current requirements for such capital reserves.

"Note" shall mean any Freddie Mac Conventional Cash Purchase Program Multifamily Note executed by a Borrower, individually or collectively, as the context may require, together with any and all amendments, extensions, renewals or replacements thereof, in whole or in part.

"O&M Programs" shall mean any written program of operations and maintenance for a Property approved in writing by Freddie Mac.

"Obligation" shall mean any obligation or liability of the Sponsor, any Borrower or Guarantor to the Seller or Freddie Mac, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Seller Master Financing Agreement, the Note or any other Loan Document.

"Official Body" shall mean any applicable national, federal, state, local or other government or political subdivision or any agency, authority, bureau, commission, department or instrumentality of any national, federal, state, local or other government or political subdivision, or any court, tribunal or grand jury, in each case whether foreign or domestic (to the extent such court, tribunal or grand jury has appropriate jurisdiction).

"Origination Date" shall mean, with respect to any Mortgage, the date a Mortgage closes, which shall be a Business Day.

"Partial Interest Only Loan" shall mean a Loan that will require interest only debt service payments with no amortization of principal for a period of up to two (2) years, as set forth in the applicable Commitment, followed by an amortization period on a thirty (30) year basis.

"Person" shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

"Property" shall mean multifamily real property or properties, as the case may be, located in a State and all other assets owned or to be acquired by a Borrower as collateral for a Mortgage.  Each Property must have five or more apartment units.

"Rate Lock" shall mean determining the fixed interest rate on a Fixed Rate Loan or Fixed to Float Loan or the Index and the Margin on a Variable Rate Loan pursuant to this Agreement and the applicable Commitment.

"Reference Bills® Securities" shall mean the unsecured general obligations of Freddie Mac designated by Freddie Mac as "Reference Bills® Securities" and as more particularly described from time to time in the Loan Documents.

"Repair and Escrow Agreement" shall mean the Freddie Mac Conventional Cash Purchase Program agreement executed by a Borrower to complete Repairs in accordance with the terms thereof, which may or may not require a Repair Escrow, together with any and all amendments, extensions, renewals or replacements thereof, in whole or in part.

"Repair Escrow" shall mean the escrow to be deposited into a Repair Escrow Fund and governed by the applicable Repair and Escrow Agreement, if applicable, as determined by Freddie Mac.

"Repair Escrow Fund" shall mean the account established by the Repair and Escrow Agreement (if applicable) into which the applicable Repair Escrow is deposited.

"Repairs" shall mean any remediation or repair or capital improvements to the land or improvements on a Property required by Freddie Mac for such Property as set forth in the applicable Commitment.

"Replacement Reserve Agreement" shall mean the Freddie Mac Conventional Cash Purchase Program agreement executed by a Borrower pursuant to which a Borrower agrees to deposit monthly escrows for long term repairs and capital improvements to the applicable Property, together with any and all amendments, extensions, renewals or replacements thereof, in whole or in part.

"Required Borrower Principal" shall mean, with respect to any Borrower, any Person that directly or indirectly controls the Borrower including (i) any general partner of a general partnership or limited partnership, (ii) any manager or a managing member of a limited liability company, (iii) any joint venture partner of a joint venture, (iv) any settler or grantor of a living trust, (v) any Person with a collective equity interest in the Borrower equal to or exceeding twenty-five percent (25%), but expressly excluding any publicly-traded shareholders of Sponsor, (vi) any beneficiary with a twenty-five percent (25%) or more interest in a testamentary or irrevocable trust, or (vii) a beneficiary with a twenty-five percent (25%) or more interest an Illinois land trust.

"Security Instrument" shall mean any Freddie Mac Conventional Cash Purchase Program mortgage, deed of trust, or deed to secure debt encumbering any of the Properties, executed by a Borrower as security for a Mortgage, together with any and all amendments, extensions, renewals or replacements thereof, in whole or in part.

"Seismic Report Fee" shall mean a nonrefundable fee equal to Freddie Mac’s out-of-pocket costs and expenses incurred in connection with obtaining a seismic report and probable maximum loss (PML) analysis with respect to any Property located in Seismic Risk Zone 3 or 4, as set forth in the current edition of the Uniform Building Code.

"Seller" shall mean Wells Fargo Bank, National Association, a national banking association.

"Seller Master Financing Agreement" shall mean the Agreement Regarding Master Financing Agreement dated on or about the date hereof by and between the Sponsor and the Seller.

"Servicer" shall mean Wells Fargo Bank, National Association, or any subsequent independent contractor appointed by Freddie Mac, at Freddie Mac's sole cost and expense, to administer each Mortgage and the Loan Documents or otherwise perform certain functions in connection therewith under the terms of the Guide or a Servicing Agreement.  Pursuant to the terms of the Guide or any Servicing Agreement, Freddie Mac may designate Servicer to perform some or all of Freddie Mac's obligations under any Mortgage, Note or other Loan Documents.

"Servicing Agreement" shall mean any agreement between Freddie Mac and an independent contractor pursuant to which Freddie Mac appoints said independent contractor as Servicer under each Mortgage, Note and other Loan Documents, together with any and all amendments, extensions, renewals or replacements thereof, in whole or in part.

"Solvent" shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability of such Person after giving effect to any rights of contribution, subrogation or indemnification of such Person.

"Sponsor" shall mean Associated Estates Realty Corporation.

"Substitution" shall have the meaning set forth in Section 3.13.1 of this Agreement.

"Substitution Agreement" shall have the meaning set forth in Section 3.13.1 of this Agreement.

"Termination Event" shall mean any of the events described in Section 9.1 or otherwise referred to herein as a "Termination Event" or an "Event of Default" in the Loan Documents.

"Third Party Cap Agreement" shall mean an interest rate cap agreement described in Sections 6.3.1 and 6.3.2, together with any and all amendments, extensions, renewals or replacements thereof, in whole or in part.

"Transaction Fee" shall have the meaning set forth in Section 7.5.1 of this Agreement.

"Variable Rate Interest Rate" shall mean an adjustable interest rate, equal to the Margin plus the Index, in effect on a Variable Rate Loan during its term and on a Fixed to Float Loan during the Extension Period for such Fixed to Float Loan, if applicable, that periodically adjusts as set forth in the Note for such Loan.

"Variable Rate Loan" or "Variable Rate Mortgage" shall mean a Mortgage with a Variable Rate Interest Rate during its entire term.

1.2.      Terms Not Defined Herein.  Capitalized terms used but not defined in this Agreement will have the meanings assigned to them by the Guide.

1.3.      Construction.  Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement:

1.3.1.   Number; Inclusion.  References to the plural include the singular, the plural, the part and the whole; "or" has the inclusive meaning represented by the phrase "and/or", and "including" has the meaning represented by the phrase "including without limitation".

1.3.2.   Determination.  References to "determination" of or by Freddie Mac shall be deemed to include good-faith estimates by Freddie Mac (in the case of quantitative determinations) and good-faith beliefs by Freddie Mac (in the case of qualitative determinations) and such determinations shall be conclusive absent manifest error.

1.3.3.   Freddie Mac's Discretion and Consent; References to Freddie Mac's Requirements.  Whenever Freddie Mac is granted the right herein to act in its sole discretion or to grant or withhold consent, such right shall be exercised in good faith, and whenever a reference is made to "Freddie Mac's then-current requirements", "Freddie Mac's then-current programs" or the like, such reference shall be deemed to mean such requirements, programs and the like as are then in effect by Freddie Mac, as such standards are generally reflected in the Guide.

1.3.4.   Documents Taken as a Whole.  The words "hereof," "herein," "hereunder," "hereto" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.3.5.   Headings.  The section and other headings contained in this Agreement and the Table of Contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect.

1.3.6.   Implied References to this Agreement.  Article, section, subsection, clause, schedule and exhibit references are to this Agreement unless otherwise specified, and schedules and exhibits attached hereto are incorporated herein by this reference.

1.3.7.   Persons.  Reference to any Person includes such Person's successors and assigns (but only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be), and reference to a Person in a particular capacity excludes such Person in any other capacity.

1.3.8.   Modifications to Documents.  Reference to any agreement (including this Agreement and any Loan Document, together with any schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated.

1.3.9.   From, To and Through.  Relative to the determination of any period of time, "from" means "from and including", "to" means "to but excluding", and "through" means "through and including".

1.3.10. Conflicts with Other Loan Documents.  In the event of any conflict between the terms and provisions of this Agreement and any Loan Document, the terms and provisions of the Loan Document shall prevail.

1.4.      Accounting Principles.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate) and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.  In the event of any change after the date hereof in GAAP, and if such change would result in the inability to determine compliance with any financial covenants set forth herein, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would not affect the substance thereof, but would allow compliance therewith to be determined in accordance with Borrower's financial statements at that time.

2.         COMMITMENT.

2.1.      Amount of Commitment.  Subject to the terms and conditions hereof and relying upon the representations and warranties set forth herein, if any, Freddie Mac agrees to purchase from the Seller Mortgages with an aggregate Loan Amount not to exceed One Hundred Million and 00/100 Dollars ($100,000,000.00) (the "Aggregate Commitment Available") under and pursuant to the Commitments executed by Freddie Mac pursuant to this Agreement at any time or from time to time during the term hereof.  Subject to the provisions of Section 7.2 of this Agreement, (a) each Mortgage must be purchased pursuant to and conform to Freddie Mac's Multifamily Conventional Cash Mortgage Purchase Program, including without limitation all of Freddie Mac's then-current internal underwriting standards for its borrowers, guarantors, and their principals, and (b) except as expressly provided herein, all provisions of the Guide shall apply to the underwriting and purchase of such Mortgages.  This Agreement is not a revolving credit facility and Borrowers may not borrow, repay and re-borrow with respect to this Agreement.

            2.2.      Application Period.  The Sponsor, or any Borrower, may present the Seller with Applications for Mortgages on or before the Application Due Date.  So long as Freddie Mac has received all documentation and information that it requires to underwrite a Property from the Seller and/or from the applicable Borrower by the Application Due Date, Freddie Mac will make reasonable efforts to underwrite such Property and issue a Commitment prior to the Expiration Date.  Until Freddie Mac issues a Commitment for a Property, Freddie Mac is not obligated to purchase any Mortgage for which it has received an Application.  The Seller must originate each Mortgage that Freddie Mac has agreed to purchase as set forth in a Commitment by the date necessary to cause the Final Delivery Package (as defined in the Guide) for such Mortgage to be received by Freddie Mac by the Mandatory Delivery Date for such Mortgage as set forth in the applicable Commitment.

2.3.      Good Faith Deposit.  With respect to any Loan subject to a Freddie Mac early rate-lock application or early spread-lock application, the Seller must deliver to Freddie Mac a good faith deposit in the amount required by the Guide prior to Rate Lock for each such Loan in accordance with the terms of the Commitment for such Loan.

2.4.      Breakage Provisions.  Neither the Seller nor the Sponsor nor any Borrower will be liable for any breakage fee or unused facility fee for failing to submit Applications for Mortgages.  Upon Rate Lock of a Mortgage pursuant to a Freddie Mac early rate-lock application or early spread-lock application, the Sponsor and the individual Borrower will be responsible (Freddie Mac and the Seller hereby agreeing that the Seller will assign to Freddie Mac all of the Seller's rights under the Seller's Application for the Mortgage for the collection of the good faith deposit and Freddie Mac's then-current standard floating or fixed rate borrower breakage fee, as applicable, in the manner prescribed by Freddie Mac) for the payment of such good faith deposit and Freddie Mac's then-current standard floating or fixed rate borrower breakage fee, as applicable, with respect to such Mortgage as is set forth in the Commitment for such Mortgage.

2.5.      Nondelivery.  If after Rate Lock of a Mortgage pursuant to a Freddie Mac Commitment issued under Freddie Mac's standard delivery process, a nondelivery (as such term is used in the Guide) occurs, the Seller must pay or cause to be paid to Freddie Mac a nondelivery fee in the amount of two percent (2%) of the Loan Amount specified in the Commitment for such Mortgage in accordance with the requirements of, and as more fully set forth in, the Guide.

3.         MORTGAGE TERMS APPLICABLE TO ALL MORTGAGES.

3.1.      Mortgage Amount.

3.1.1.   Minimum and Maximum Mortgage Amount.  The minimum original Loan Amount of each Mortgage shall be $10,000,000.  Notwithstanding the foregoing, the minimum original Loan Amount of the proposed Mortgage to be secured by that certain property known as Cambridge at Buckhead and assets related thereto may be less than $10,000,000, but in no event less than $9,000,000.  Without the prior written consent of Freddie Mac, the aggregate of the Loan Amounts of all Mortgages purchased pursuant to this Agreement will not exceed the Aggregate Commitment Available.

3.1.2.   Determination of Loan Amount.  The Loan Amount for each Mortgage will be determined by Freddie Mac.  Each Loan must satisfy Freddie Mac's refinance requirements based on Freddie Mac's then-current underwriting and credit policies.

For Fixed Rate Loans and Fixed to Float Loans, the Fixed Interest Rate will be established at Rate Lock.  For purposes of determining the Loan Amount, this Fixed Interest Rate will be the interest rate that produces a minimum Amortizing DCR in accordance with the requirements of subsection a.ii, b.ii, or cii set forth below, as applicable.

For Variable Rate Loans, the Loan Amount will be based on the following two tests:  (a)  a comparable fixed rate note rate, as determined by Freddie Mac, will be the interest rate that produces a minimum Amortizing DCR in accordance with the requirements of subsection a.ii, b.ii, or c.ii set forth below, as applicable, and (b) a maximum note rate or maximum capped note rate, established at the time of Rate Lock, will be the interest rate that produces a minimum Amortizing DCR in accordance with the requirements of subsection a.ii, b.ii or c.ii set forth below, as applicable.

Notwithstanding the foregoing, Freddie Mac may adjust maximum LTV and minimum DCR for softer markets as published by Freddie Mac from time to time in the online Multisuite Resource Center under "Multifamily Market Ratings."  If Freddie Mac has determined, in its sole discretion, that no market adjustment is required, the initial sizing of each Loan must comply with the following terms and conditions (as also reflected in the chart set forth in Exhibit C to this Agreement):

a.         Loan Terms of 5 years or 5 years plus Extension Period.  The following terms will apply to Loans with a term of five (5) years or five (5) years plus an Extension Period:

i.          LTV.  For an Acquisition Loan, the LTV for such Mortgage will not exceed 70%.  For a No Cash Out Refinance Loan or a Cash Out Refinance Loan, the LTV for such Mortgage will not exceed 65%.

ii.          DCR.  The Loan Amount for Acquisition Loans and No Cash Out Refinance Loans will not exceed the amount that produces: (i) for a Fixed Rate Loan or Fixed to Float Loan, an Amortizing DCR of 1.30:1.0, and (ii) for a Variable Rate Loan, an Amortizing DCR of 1.05:1.0.  The Loan Amount for Cash Out Refinance Loans will not exceed the amount that produces:  (i) for a Fixed Rate Loan or Fixed to Float Loan, an Amortizing DCR of 1.35:1.0, and (ii) for a Variable Rate Loan, an Amortizing DCR of 1.10:1.0.

b.         Loan Term of 7 years, 6 years plus Extension Period or 7 years plus Extension Period.  The following terms will apply to Loans with a term of seven (7) years, six (6) years plus an Extension Period or seven (7) years plus an Extension Period:

i.          LTV.  For an Acquisition Loan, the LTV for such Mortgage will not exceed 75%.  For a No Cash Out Refinance Loan or a Cash Out Refinance Loan, the LTV for such Mortgage will not exceed 70%.

ii.          DCR.  The Loan Amount for Acquisition Loans and No Cash Out Refinance Loans will not exceed the amount that produces: (i) for a Fixed Rate Loan or Fixed to Float Loan, an Amortizing DCR of 1.25:1.0, and (ii) for a Variable Rate Loan, an Amortizing DCR of 1.05:1.0.  The Loan Amount for Cash Out Refinance Loans will not exceed the amount that produces:  (i) for a Fixed Rate Loan or Fixed to Float Loan, an Amortizing DCR of 1.30:1.0, and (ii) for a Variable Rate Loan, an Amortizing DCR of 1.10:1.0.

c.         Loan Term of 10 years, 9 years plus Extension Period or 10 years plus Extension Period.  The following terms will apply to Loans with a term of ten (10) years or nine (9) years plus an Extension Period or ten (10) years plus an Extension Period:

i.          LTV.  For an Acquisition Loan, No Cash Out Refinance Loan or a Cash Out Refinance Loan, the LTV for such Mortgage will not exceed 75%.

ii.          DCR.  The Loan Amount for Acquisition Loans and No Cash Out Refinance Loans will not exceed the amount that produces: (i) for a Fixed Rate Loan or Fixed to Float Loan, an Amortizing DCR of 1.25:1.0, and (ii) for a Variable Rate Loan, an Amortizing DCR of 1.05:1.0.  The Loan Amount for Cash Out Refinance Loans will not exceed the amount that produces (i) for a Fixed Rate Loan or Fixed to Float Loan, an Amortizing DCR of 1.30:1.0, and (ii) for a Variable Rate Loan, an Amortizing DCR of 1.10:1.10.

3.2.      Borrower.

3.2.1.   Type of Borrower.  Each Borrower shall be an entity permitted pursuant to the terms of the Guide and organized pursuant to state law.

3.2.2    Ownership and Control.  The Sponsor must (i) have a direct or indirect majority ownership interest in each Borrower and (ii) exercise Control of each Borrower without the requirement of consent of any other Person that is a Required Borrower Principal.  Subject to the following sentence, Freddie Mac will consider a structure in which the Sponsor (i) has a direct or indirect majority ownership interest in a Borrower and (ii) Controls such Borrower together with one or more other Required Borrower Principals.  Notwithstanding the foregoing, any Required Borrower Principals (other than the Sponsor and any publicly-traded shareholders of the Sponsor) in the ownership structure of any Borrower must be reviewed and approved by Freddie Mac prior to the Origination Date of the applicable Mortgage based on Freddie Mac's then current credit and underwriting standards.

3.2.3.   Single Asset Entity.  Each Borrower (a) shall be a single asset entity throughout the term of the applicable Mortgage; (b) shall not own any real or personal property other than the applicable Property securing the applicable Mortgage and personal property related to the operation and maintenance of such Property; (c) shall not operate any business other than the operation of such Property; and (d) shall not maintain its assets in a way difficult to segregate and identify.

3.3.      Properties.

3.3.1.   Property Fundamentals.  The physical condition, location, and other aspects of each Property, including but not limited to environmental and zoning, and the conditions in the market where each Property is located, must satisfy Freddie Mac's underwriting criteria in effect from time to time.

3.3.2.   Occupancy.  On or prior to the applicable Origination Date, each Property must be stabilized and the ratio of units leased to tenants under leases meeting Freddie Mac's lease requirements (as set forth in the applicable Security Instrument) over total rentable units must satisfy Freddie Mac's then-current occupancy requirements.

3.4.      Property Management.  With respect to each Property, the Sponsor, and/or the Sponsor's existing subsidiary management company wholly owned and controlled by the Sponsor and designated by the Sponsor as the property manager for the state where the applicable Property is located, is/are approved as initial property manager(s).

3.5.      Rate-Lock.  The interest rate or Margin, as the case may be, and terms for each Mortgage will be set forth in the Commitment for such Mortgage and will be fixed at Rate Lock except as otherwise set forth in the applicable Commitment; provided, however, that without the approval of Freddie Mac and the Seller (as evidenced by the execution and delivery by Freddie Mac and Seller of any applicable Commitment or adjustment letter or amendment thereto), a Commitment will not contain terms inconsistent with this Agreement.

3.6.      Amortization; Interest Calculation Convention.

3.6.1.   Amortization Period.  Each Loan will be amortized on a thirty (30) year basis; provided, however, at the Sponsor's request, Freddie Mac will consider structuring a particular Loan as an Interest Only Loan or a Partial Interest Only Loan provided that such Loan meets Freddie Mac's then-current underwriting and credit requirements

                        3.6.2.   Interest Calculation. At the Borrower's option, interest on each Loan shall be calculated (i) on the basis of a 360-day year and the actual number of days in the period for which interest is being calculated, or (ii) on the basis of a 360-day year and twelve (12) 30-day months.

3.7.      Guaranties.  A Guaranty will be required for each Mortgage.  Any Guarantor must have a direct or indirect ownership interest in each Borrower.  The "Base Recourse" under each Note and the "Base Guaranty" under each Guaranty shall be zero percent (0%).

3.8.      Escrows.  Collection of monthly escrow deposits for the payment of real estate taxes will be required for each Mortgage.  Collection of monthly escrow deposits for the payment of fire, hazard and other insurance premiums will be required; provided, however, Freddie Mac will consider deferring collection of such monthly escrow deposits subject to an umbrella insurance policy acceptable to Freddie Mac. Collection of monthly escrow deposits for water, sewer and other charges that could result in a lien upon the applicable Property will be deferred.  Notwithstanding the foregoing, (i) commencement of monthly escrow deposits for any charges for which monthly escrow deposits have been deferred may be required for a Loan if the Borrower does not timely pay any such charges, if the Borrower fails to provide timely proof of payment of such charges or at any time during the existence of an Event of Default (as defined in the applicable Loan Documents) and (ii) the Borrower and Guarantor will be personally liable for the amount of any loss or damage incurred by the Lender as a result of any unpaid charges for which escrow deposits are deferred.

3.9.      Replacement Reserves.  Collection of monthly Replacement Reserve deposits will be required with respect to each Mortgage.  Freddie Mac will determine in its discretion the amount of any initial deposit and the monthly deposits under each Replacement Reserve Agreement.  The amount of any initial deposit and the monthly deposits under a Replacement Reserve Agreement shall be set forth in the Commitment for such Mortgage.  Notwithstanding the foregoing, Freddie Mac will consider deferring collection of monthly Replacement Reserve deposits on a Loan by Loan basis, provided that such Loan meet Freddie Mac's then-current underwriting and credit requirements for deferrals of Replacement Reserve deposits.  As a condition of any such deferral, the applicable Borrower will be obligated to make capital replacements to the applicable Property, on an annual basis, in an amount not less than the engineer’s recommended amount.

3.10     Repairs.

3.10.1. Repair and Escrow Agreement.  Freddie Mac may require a Repair and Escrow Agreement for each Mortgage, as determined by Freddie Mac.  Freddie Mac must approve, and each Commitment will include, a schedule of any required Repairs to be completed for each Property.

3.10.2. Repair Escrow Fund.  If a Repair and Escrow Agreement is required for a particular Property, and Freddie Mac requires a Repair Escrow, the applicable Borrower must establish a Repair Escrow Fund in the amount required by the Commitment, in accordance with the terms of the Commitment and the Repair and Escrow Agreement.  After satisfactory completion of the Repairs, the Servicer, on behalf of Freddie Mac, will return to such Borrower any funds remaining in the Repair Escrow Fund.

3.10.3. Immediate Repairs.  In addition to any Repairs required to be completed pursuant to a Repair and Escrow Agreement, Freddie Mac may in its discretion also require a Borrower to make immediate Repairs to a Property depending upon the condition of such Property within a period of time prior to the Origination Date.  Any immediate Repairs and the timeframe within which such immediate Repairs must be completed will be set forth in the Commitment.

3.11.    Transfers/Assumptions.

3.11.1. Variable Rate Loans subject to Third Party Cap Agreement.  Each Security Instrument for a Variable Rate Loan subject to a Third  Party Cap Agreement must contain the version of Section 21 entitled TRANSFERS OF THE MORTGAGED PROPERTY OR INTERESTS IN BORROWER.  [NO RIGHT TO TRANSFER.]  Variable Rate Loans subject to Third Party Cap Agreements are not eligible for assumption.

3.11.2. All Other Loans.  Each Security Instrument for a Loan other than a Variable Rate Loan subject to a Third Party Cap Agreement must contain the version of Section 21 entitled TRANSFERS OF THE MORTGAGED PROPERTY OR INTERESTS IN BORROWER [RIGHT TO UNLIMITED TRANSFERS—WITH LENDER APPROVAL], subject to the modifications set forth in Exhibit A.  In connection with a transfer that requires approval by the Lender pursuant to the terms of the Security Instrument, in addition to the terms and conditions set forth in such version of Section 21 of the Security Instrument, each Security Instrument must provide (i) that Freddie Mac must approve a third party transferee based on Freddie Mac's underwriting standards customarily applied by Freddie Mac at the time of the proposed transfer to the approval of borrowers in connection with the origination or purchase of similar mortgages on multifamily properties and (ii) that the Borrower must pay to Freddie Mac a transfer fee equal to 1% of the outstanding principal balance of the applicable Mortgage, a $3,000 review fee, and all costs and expenses incurred in connection with the approval and implementation of any transfer and assumption.  Each Security Instrument shall provide that the Borrower must pay to Freddie Mac a $3,000 review fee, and all costs and expenses incurred in connection with any transfer to a Person related to the Sponsor in accordance with the terms of Section 21 of the Security Instrument; provided, however, no transfer fee will be charged in connection therewith.  The terms of any assumption will be set forth in Freddie Mac's assumption approval.  The review fees and transfer fees shall be allocated between Freddie Mac and the Seller as set forth in the Guide.  Any Loan that is assumed will not be eligible for a Substitution (as defined below).

3.12.    Third-Party Subordinate Financing.  No subordinate financing will be permitted, including mezzanine financing, from a party other than the Seller/Freddie Mac.

3.13.    Substitution Rights.

3.13.1  Substitution Agreement.  The Borrowers must enter into a Master Substitution Agreement in the form attached hereto as Exhibit B (the "Substitution Agreement") on or before the Expiration Date.  Subject to the terms and limitations of, and as more fully set forth in, the Substitution Agreement, if Freddie Mac has purchased at least two (2) of the Mortgages, each Borrower will have the right from time to time after the Expiration Date to substitute the Property securing such Borrower's Mortgage with another Property (a "Substitution").  If Freddie Mac does not receive a fully-executed Substitution Agreement on or before the Expiration Date, no Substitutions of any of the Properties will be permitted under any of the Mortgages.

3.14.    Reporting Requirements.  The Loan Documents will provide for periodic financial reporting for the Sponsor, each Borrower, each Guarantor and each Property.

3.15.    Supplemental Financing.  Freddie Mac will consider purchasing supplemental Mortgages in accordance with the Supplemental Financing provision set forth in Exhibit A to this Agreement, which will be included in Exhibit B to each Security Instrument.

3.16.    Moisture Management Plan.  A MMP approved by Freddie Mac in its sole discretion will be required for each Property throughout the term of the applicable Mortgage; provided, however, Freddie Mac will consider, in its sole discretion, approving a Borrower’s policies and procedures regarding moisture and mold as the required MMP subject to Freddie Mac’s review and approval of such policies and procedures and the Property Condition Report with respect to the applicable Property.

4.         FIXED RATE LOANS.

4.1.      Loan Term.  Each Fixed Rate Loan will, at the Sponsor's option, have a term of five (5), seven (7) or ten (10) years.

4.2.      Fixed Interest Rate.  At Rate Lock for a Fixed Rate Loan, Freddie Mac will provide to the Seller and the Sponsor an interest rate quote for the Fixed Interest Rate, which will be based upon a spread or margin, as determined by Freddie Mac at Rate Lock, above the yield rate on the United States Treasury Security applicable to the term of the Fixed Rate Loan.  Such United States Treasury Security will also be referenced in the Note for the applicable Mortgage for the purposes of calculating prepayment premiums.  Throughout the term of the Fixed Rate Loan, interest on the principal balance of such Fixed Rate Loan will accrue at such Fixed Interest Rate.

4.3.      Fixed Rate Prepayment Premium.  Subject to Section 7.2 of this Agreement, each Fixed Rate Loan shall be documented using Freddie Mac's then-current form "Fixed Rate" Multifamily Note ("Form Fixed Rate Note").  Each Fixed Rate Loan shall be subject to payment of a prepayment premium upon prepayment prior to the last three (3) months of the term of such Fixed Rate Loan as more fully described in the applicable Form Fixed Rate Note.

5.         FIXED TO FLOAT LOANS.

5.1.      Loan Term.  Each Fixed to Float Loan will have, at the option of the Sponsor, a term of five (5), six (6), seven (7), nine (9) or ten (10) years plus the Extension Period, if applicable.

5.2.      Interest Rates.

5.2.1.   Fixed Rate Period.  At Rate Lock for a Fixed to Float Loan, Freddie Mac will provide to the Seller an interest rate quote for the Fixed Interest Rate to be applicable during the Fixed Rate Period, which will be based upon a spread or margin, as determined by Freddie Mac at Rate Lock, above the yield rate on the United States Treasury Security applicable to the term of the Fixed Rate Period.  Such United States Treasury Security will also be referenced in the Note for the applicable Mortgage for the purposes of calculating prepayment premiums.  During the Fixed Rate Period, interest on the principal balance of such Fixed to Float Loan will accrue at such Fixed Interest Rate.

5.2.2.   Extension Period.  If an Extension Period applies to a Fixed to Float Loan, the interest rate shall convert to a Variable Rate Interest Rate on the first day of the Extension Period.  During the Extension Period, the Variable Rate Interest Rate shall adjust each calendar month so as to equal the Index Rate plus a Margin as set forth in the Commitment.  The Margin applicable during the Extension Period for such Fixed to Float Loan shall be determined by Freddie Mac based on the then-current market level determined in its sole discretion.

5.3.      Fixed to Float Prepayment Premium.  Subject to Section 7.2 of this Agreement, each Fixed to Float Loan shall be documented using Freddie Mac's then-current form "Fixed to Float" Multifamily Note ("Form FTF Note").  Each Fixed to Float Loan shall be subject to payment of a prepayment premium upon prepayment prior to the Extension Period, if applicable, of such Fixed to Float Loan as more fully described in the applicable Form FTF Note.

6.         VARIABLE RATE LOANS.

6.1.      Loan Term.  Each Variable Rate Loan will have, at the option of the Sponsor, a term of five (5), seven (7) or ten (10) years.

6.2.      Interest Rates.  At Rate Lock for a Variable Rate Loan the Seller, in consultation with the Sponsor or Borrower, shall select as the Index either the one (1) month Reference Bills® Security or the one (1) month LIBOR Rate, and Freddie Mac will determine the Margin.  The Variable Rate Interest Rate will adjust each interest adjustment period (each one calendar month period) so as to equal the Index Rate plus the Margin. The Margin for a Variable Rate Loan will remain constant during the entire term of such Variable Rate Loan.  The Index for such Variable Rate Loan shall be selected by the Borrower as provided for by this Agreement, and the Margin for such Variable Rate Loan shall be determined by Freddie Mac based on the then-current market level determined in its sole discretion.

6.3.      Third Party Cap Agreements.

                        6.3.1.   Interest Rate Cap Required.  Unless Freddie Mac determines in its sole discretion that a Property's LTV is less than or equal to 60%, or unless the Commitment for a Variable Rate Loan provides for an "internal" interest rate cap (the cost of which will be included in the Margin), the Borrower of each Variable Rate Loan must maintain in effect during the entire term of such Variable Rate Loan a Third Party Cap Agreement.  Each Third Party Cap Agreement shall have a notional amount equal to the Loan Amount and a term in accordance with the following requirements:

TERM OF LOAN	LTV	MINIMUM TERM OF THIRD PARTY CAP AGREEMENT
5 years	At maximum allowed under §3.1.2	5 years
5 years	At least 5% less than maximum allowed under §3.1.2	3 years with escrow
7 years	At maximum allowed under §3.1.2	7 years
7 years	At least 5% less than maximum allowed under §3.1.2	4 years with escrow
10 years	At maximum allowed under §3.1.2	10 years
10 years	At least 5% less than maximum allowed under §3.1.2	5 years with escrow

6.3.2.   Third Party Cap Agreement Terms. Each Third Party Cap Agreement shall be with a rate cap provider approved by Freddie Mac as an acceptable interest rate cap provider at such time, and shall be on a form previously agreed upon by Freddie Mac and such provider.  Each Third Party Cap Agreement shall have a strike rate or cap rate that produces an Amortizing DCR in accordance with the requirements of Section 3.1.2 of this Agreement.

6.3.3.   Replacement Cap Escrow.  With respect to each Variable Rate Mortgage for which a Third Party Cap Agreement is required but the term of such Third Party Cap Agreement may be less than the term of the Variable Rate Mortgage pursuant to Section 6.3.1 of this Agreement, the Security Instrument will provide that if at any time the term of the Third Party Cap Agreement then in place is less than the remaining term of the applicable Variable Rate Mortgage, the Borrower shall escrow monthly deposits to allow for the purchase of a replacement Third Party Cap Agreement.  Freddie Mac will determine the amount of the escrow based upon 125% of the projected costs of the existing cap rate, using the original strike rate.  The Security Instrument will also provide that the Lender may adjust the amount of such monthly deposits annually, except during the twelve (12) calendar month period immediately prior to the expiration date of the Third Party Cap Agreement then in place, during which twelve (12) month period Lender may adjust the amount of such monthly deposits as frequently as monthly.

6.3.4.   Third Party Cap Agreement Guaranty.  The Loan Documents for each Variable Rate Mortgage for which a Third Party Cap Agreement is required will provide that Borrower and Guarantor will be personally liable to Freddie Mac for failure to maintain a Third Party Cap Agreement at any time during the term of a Variable Rate Mortgage that does not provide for an internal interest rate cap.

6.4.      Variable Rate Prepayment Premium.  Subject to Section 7.2 of this Agreement, each Variable Rate Loan shall be documented using Freddie Mac's then-current form "Adjustable Rate" Multifamily Note ("Form ARM Note").  Each Variable Rate Loan shall be subject to a prepayment premium upon prepayment prior to the last three (3) months of the term of such Variable Rate Loan as more fully described in the applicable Commitment and Form ARM Note.  Variable Rate Loans may be subject to a lockout period equal to the twelve (12) month period following the date of the first monthly installment of interest payable under the Note for such Variable Rate Loan.  If applicable, no prepayment may be made during such lockout period.

            6.5.      Conversion of Variable Rate Mortgages.  The Borrower of a Variable Rate Loan may convert such Variable Rate Loan to a Fixed Rate Loan or Fixed to Float Loan at any time during the term of the Variable Rate Loan in accordance with Freddie Mac's Streamlined Refinance Mortgage Purchase Product as then in effect.  The Fixed Rate Loan or Fixed to Float Loan resulting from a conversion of a Variable Rate Loan shall not be counted against the Aggregate Commitment Available or otherwise subject to the terms of this Agreement.

7.         ADDITIONAL TERMS.

7.1.      Loan Applications under this Agreement.  The Seller may from time to time prior to the Expiration Date request Freddie Mac to purchase Mortgages under the terms of this Agreement.  Each such request will be made in accordance with Freddie Mac's application process in effect from time to time.

7.2.      Multifamily Seller/Servicer Guide, Commitment and Loan Documents.  From time to time, Freddie Mac in its sole discretion revises the Guide, the form Commitment and the Form Loan Documents to add, delete or change requirements, conditions and form documents.  As the Guide, the form Commitment and the Form Loan Documents are revised, such revised documents shall be used for each Mortgage for which a Commitment has not yet been issued.  If a conflict develops between this Agreement and the revised form of the Guide, form Commitment or Form Loan Documents, the revised form of the Guide, form Commitment or Form Loan Documents shall govern, except for the general terms of Sections 2, 3, 4, 5 and 6 of this Agreement.  (For example, as the form Guaranty is revised, the terms of such revised Guaranty shall apply to each Mortgage for which a Commitment has not yet been issued by Freddie Mac and accepted by the Seller; however, the "Base Guaranty" shall remain at zero percent (0%) as set forth in Section 3.7.1 of this Agreement.  As a further example, if Freddie Mac revises its underwriting or credit policies, such revised underwriting or credit policies shall apply to each Mortgage for which a Commitment has not yet been issued by Freddie Mac and accepted by the Seller, except as explicitly set forth in Sections 2 through 6 of this Agreement).  Except to the extent that revisions to the Guide, the Form Loan Documents or Freddie Mac’s policies or procedures necessitate a change to the Modifications of Form Loan Documents set forth in Exhibit A to this Agreement, as determined by Freddie Mac in its reasonable discretion, the Modifications of Form Loan Documents set forth in Exhibit A to this Agreement will apply to any revised Form Loan Documents.

If this Agreement is silent with respect to any subject that is covered by provisions set forth in the Guide or in any Commitment, the provisions of the Guide and Commitment, respectively, will govern.

7.3.      Servicing of Mortgage.  The Servicer shall service each Mortgage pursuant to the requirements of the Guide.  In addition, if this Agreement or any Loan Documents provide additional servicing requirements, the Servicer shall perform such additional servicing requirements without payment of any additional servicing fee, except as otherwise agreed in writing by Freddie Mac and the Servicer.

7.4.      Replacement of Seller.  The Seller is an approved Freddie Mac Program Plus Seller/Servicer as of the date of this Agreement.  If at any time the Seller is no longer an approved Program Plus Seller/Servicer, Freddie Mac may replace the Seller with another seller/servicer under this Agreement without payment of any fee or penalty to the Seller.  Notwithstanding the foregoing, so long as no Termination Event has occurred and is continuing, the Sponsor shall have the right to approve any replacement of such Seller, such approval to not be unreasonably withheld, conditioned or delayed; provided, however, if the Sponsor does not approve any such replacement, Freddie Mac will have the right to terminate this Agreement.  Any Servicer terminated hereunder must transfer the servicing of any Mortgage in accordance with the Guide to a replacement Servicer selected by Freddie Mac.

7.5.      Fees and Expenses.

7.5.1.   Fees and Expenses Due on the Closing Date.  The Seller shall remit to Freddie Mac on the Closing Date, as further consideration for Freddie Mac's agreements hereunder, a non-refundable fee equal to one tenth of one percent (0.10%) of the Aggregate Commitment Available ("Transaction Fee").  In addition, the Seller shall cause the Sponsor to pay or reimburse the Seller and Freddie Mac for their respective expenses, including legal fees incurred in connection with this Agreement and any other documents related hereto.

7.5.2.   Fees Due in Connection with the Issuance of each Commitment.

a.         With respect to each Loan, the Seller must remit to Freddie Mac, as additional consideration for Freddie Mac's costs in underwriting the transactions contemplated hereby, a non-refundable fee in the amount of Five Thousand and 00/100 Dollars ($5,000.00) (the "Mortgage Review Fee") and a Seismic Report Fee, as applicable.  The Mortgage Review Fee and a Five Hundred and 00/100 Dollar ($500.00) deposit for the Seismic Report Fee, if applicable, shall be paid at the same time as the Application Fee pursuant to the terms of the Guide.

b.         With respect to each Loan, the Seller must remit to Freddie Mac a non-refundable application fee equal to the greater of Two Thousand and 00/100 Dollars ($2,000.00) or one-tenth of one percent (0.10%) of the proposed Loan Amount (the "Application Fee").  For a Loan under Freddie Mac's standard delivery process, the Seller must remit the Application Fee to Freddie Mac with the full underwriting package in accordance with the Guide.  For a Loan under Freddie Mac's early rate-lock delivery process, the Application Fee is deemed earned by Freddie Mac upon Rate Lock and the Seller must remit the Application Fee to Freddie Mac in accordance with the terms of the Commitment.

c.         In addition to the fees and costs set forth in subsections a. and b. above, the Seller shall pay or reimburse, or cause the Borrowers to pay or reimburse, Freddie Mac for its other actual third party costs and expenses, including costs and expenses for thirty party reports and reasonable legal fees for outside counsel, incurred in connection with each Loan.

d.         The fees payable to Freddie Mac hereunder are in addition to any fees, expenses and deposits required to be paid by a Borrower to the Seller pursuant to an Application.

            7.5.3.   Substitution Fees.  In connection with any Substitution, the applicable Borrower must pay the applicable Substitution fees pursuant to the terms of the Substitution Agreement.

            7.5.4.   Annual Servicing Fee.  With respect to each Loan, the Servicer will receive an annual servicing fee in an amount permitted under the Guide but in no event in excess of one-tenth of one percent (0.10%) or ten (10) basis points of the original Mortgage Loan Amount, such fee to be included in the Fixed Interest Rate for Fixed Rate Loans and Fixed to Float Loans and in the Margin for Variable Rate Loans.

7.6.      Use of Proceeds.  The proceeds of any Mortgage may be used for any lawful purpose.

7.7.      Material Adverse Change.

7.7.1.   Reporting Requirements.

a.         The Seller Master Financing Agreement must require the Sponsor to deliver the following to the Seller no later than sixty (60) days prior to the anniversary of the Closing Date (the "Anniversary Delivery Date"):

i.          The Sponsor's and, if the Guarantor is a Person other than the Sponsor, the Guarantor's most recent Form 10-K and Form 10-Q; and

ii.          a complete Freddie Mac Form 1115 dated within ninety (90) days of the anniversary of the Closing Date.

b.         The Seller must review and analyze the documentation required by subsection (a) above (collectively, the "Anniversary Date Financial Documentation") and, no later than thirty (30) days prior to the anniversary of the Closing Date, deliver to Freddie Mac (i) all such Anniversary Date Financial Documentation, (ii) the Seller’s analysis thereof, and (iii) a certification from the Seller that the Seller has reviewed the Anniversary Date Financial Documentation and (A) the Seller has determined that the Sponsor's and, if the Guarantor is a Person other than the Sponsor, the Guarantor's current financial position is equal to or better than such party’s financial position as of the Closing Date, or (B) the Seller has determined that either the Sponsor' or, if the Guarantor is a Person other than the Sponsor, the Guarantor's current financial position is not equal to or better than such party’s financial position as of the Closing Date, together with the percentage by which such party’s net worth, liquidity and/or contingent liabilities have changed since the Closing Date.

7.7.2.   Monitoring Compliance.  The Seller shall monitor compliance with the requirements described in this Section 7.7, collect and review any documentation described herein and immediately report to Freddie Mac any violations of the requirements described above or any other violations of the Obligations.

7.7.3.   Underwriting Mortgages.  In addition to Freddie Mac’s assessment of the Anniversary Date Financial Documentation, Freddie Mac may determine that a Material Adverse Change has occurred based on its review and underwriting in connection with each Mortgage.

7.7.4.   Consequences of a Material Adverse Change.  If a Material Adverse Change has occurred, Freddie Mac may, at its option and in its sole and absolute discretion, declare a Termination Event and exercise any of its rights and remedies under Section 9.2 of this Agreement.

7.8.      No Renewal or Extension Options.  Neither the Sponsor nor any Borrower shall have any right to renew or extend the terms of this Agreement.

7.9.      Term.  The term of this Agreement shall commence on the Closing Date and terminate on the Expiration Date unless otherwise terminated earlier pursuant to the provisions hereof.

8.         ACKNOWLEDGEMENTS BY SELLER.

The Seller acknowledges to Freddie Mac as follows:

8.1.      Insurance.  The Seller acknowledges that Freddie Mac, from time to time, revises its insurance requirements as set forth in the Guide and in each Commitment and that compliance with all revised insurance requirements is required by Freddie Mac during the term of this Agreement.

8.2.      Further Documentation.  In the event Freddie Mac requires any further documentation or information with respect to a Mortgage prior to the Origination Date of such Mortgage or with respect to the Sponsor or Guarantor to carry out the intent of this Agreement, the Seller shall provide, or the Seller shall cause any applicable Borrower, the Sponsor or Guarantor, as the case may be, to provide, or cause to be provided to Freddie Mac at the Seller's or Borrower's, the Sponsor's and Guarantor's sole cost and expense.

9.         RIGHT OF TERMINATION.

9.1.      Termination Events.  The occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law) shall be a "Termination Event":

9.1.1.   Default under this Agreement.  The Seller shall be in default under this Agreement.

9.1.2.   Event of Default under the Loan Documents.  Any Borrower shall be in default under any Security Instrument or other Loan Document, beyond any applicable cure period or any Guarantor shall be in default under any Guaranty beyond any applicable cure period.

9.1.3.   Nondelivery of Mortgage.  A nondelivery (as such term is used in the Guide) of any Mortgage shall have occurred, as determined by Freddie Mac.

9.1.4.   Insolvency.  The Sponsor or Guarantor ceases to be Solvent or admits in writing its inability to pay its debts as they mature.

9.1.5.   Cessation of Business.  The Sponsor or Guarantor ceases to conduct the business of the Sponsor or Guarantor, respectively, or the Sponsor or Guarantor is enjoined, restrained or in any way prevented by court order from conducting all or any material part of the business of the Sponsor or Guarantor, respectively, and such injunction, restraint or other preventive order is not stayed or dismissed within twenty (20) Business Days after the entry thereof.

9.1.6.   Bankruptcy and Other Proceedings.  The Sponsor or Guarantor files for bankruptcy protection under the United States Bankruptcy Code or voluntarily becomes subject to any reorganization, receivership, insolvency proceeding or other similar proceeding pursuant to any other federal or state Law affecting debtor and creditor rights, or an involuntary case is commenced against the Sponsor or Guarantor by any creditor (other than the Seller or Freddie Mac) of the Sponsor or Guarantor, respectively, pursuant to the United States Bankruptcy Code or other federal or state Law affecting debtor and creditor rights and is not dismissed or discharged within sixty (60) days after filing.

9.1.7.   Material Adverse Change.  A Material Adverse Change shall have occurred.

9.1.8.   Preservation of Existence.  Any Guarantor that is a corporation, general or limited partnership or limited liability company fails to maintain its legal existence as a corporation, general or limited partnership or limited liability company, as the case may be, and its license or qualification and good standing in each jurisdiction in which its ownership or lease of a Property or the nature of its business makes such license or qualification necessary or desirable, as applicable.

9.1.9.   Liquidations, Mergers, Consolidations, Acquisitions.  Except for transfers permitted by Section 3.11 and Exhibit A, any Guarantor that is not a natural person dissolves, liquidates or winds-up its affairs, or becomes a party to any merger or consolidation, or acquires by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person.

9.2.      Consequences of Termination Event.  Upon the occurrence of a Termination Event under Section 9.1, Freddie Mac shall be entitled at its sole and exclusive option, to terminate its obligations to issue Commitments; it being understood and agreed that if a Termination Event shall also constitute a default or event of default by Borrower under any Loan Document, then the provisions of this Section 9.2 shall not be deemed to preclude Freddie Mac from exercising all of its rights and remedies provided for under such applicable Loan Document.  Notwithstanding the foregoing, Freddie Mac also shall be entitled at its option not to terminate its obligations to issue Commitments and to elect to modify the terms set forth in this Agreement under which Freddie Mac will agree to issue additional Commitments under this Agreement.

10.       MISCELLANEOUS.

10.1.    Cooperation by the Sponsor and Borrower; the Sponsor's Obligations.  The Sponsor must grant to Freddie Mac the right to distribute on a confidential basis financial and other information concerning the Sponsor, Guarantor, each Borrower, each indemnitor, other Person, the Properties, and other pertinent information with respect to any Mortgage to any party purchasing securities issued by Freddie Mac.

10.2.    Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of Freddie Mac, the Seller and their respective successors and assigns, except that the Seller may not assign or transfer any of its rights or obligations hereunder or any interest herein, except (i) pursuant to any written agreement among Freddie Mac, Sponsor (as long as no Termination Event has occurred and is continuing) and the Seller permitting such assignment or transfer, or (ii) as otherwise approved in writing by Freddie Mac and Sponsor (as long as no Termination Event has occurred and is continuing); provided, however, that if the Sponsor does not approve any such assignment, Freddie Mac shall have the right to terminate this Agreement.

10.3.    No Agency.  The Seller is not an agent of Freddie Mac.

10.4.    Modifications, Amendments or Waivers.  Freddie Mac and the Seller may from time to time enter into written agreements amending or changing any provision of this Agreement or the rights of Freddie Mac or the Seller hereunder, or may grant written waivers or consents to a departure from the due performance of the obligations of the Seller or Freddie Mac hereunder.  Any such written agreement, waiver or consent shall be effective to bind Freddie Mac and the Seller.

10.5.    Remedies Cumulative.  Each right and remedy provided in this Agreement is distinct from all other rights or remedies under this Agreement or any Loan Document or afforded by applicable Law, and each shall be cumulative and may be exercised concurrently, independently, or successively, in any order.

10.6.    Notices.  All notices, requests, demands, directions and other communications given to or made upon any party hereto under the provisions of this Agreement shall be in writing unless otherwise expressly provided hereunder and shall be delivered or sent by telex, facsimile, certified mail or hand delivery if to Freddie Mac or to the Seller, to each of them at the addresses and numbers set forth below, or in accordance with any subsequent unrevoked written direction from any party to the others.  All such notices shall, except as otherwise expressly herein provided, be effective (a) in the case of telex or facsimile, when received, (b) in the case of hand-delivered notice, when hand-delivered, (c) if given by certified mail, three (3) days after such communication is deposited in the mail with first-class postage prepaid, return receipt requested, and (d) if given by any other means (including by air courier), when delivered; provided, that all such notices to Freddie Mac shall not be effective until received.

Freddie Mac's Notice Address:

Freddie Mac

M.S. B-4F

8100 Jones Branch Drive

McLean, Virginia  22102

Attention: Multifamily Business Initiatives Director

with a copy to:

Freddie Mac

M.S. B-4B

8100 Jones Branch Drive

McLean, Virginia  22102

Attention:  Conventional Structured Transactions Director

Seller's Notice Address:

Wells Fargo Bank, National Association

2010 Corporate Ridge, Suite 1000

McLean, Virginia  22102

Attention:  Servicing/Asset Management Department
Fax No. (866) 359-6885

10.7.    Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, and all other provisions shall remain in full force and effect.  This Agreement and the Guide contain the entire agreement between the parties as to the rights granted and the obligations assumed in this Agreement.  This Agreement may not be amended or modified except by a writing signed by the party against whom enforcement is sought.

10.8.    Governing Law; Consent to Jurisdiction and Venue.  The Laws of the Commonwealth of Virginia shall govern this Agreement.  The Seller agrees that any controversy arising under or in relation to this Agreement shall be litigated exclusively in the courts of the Commonwealth of Virginia; provided, however, the Loan Documents shall be governed by the Laws of the jurisdiction specified therein.  The state and federal courts and authorities with jurisdiction in the Commonwealth of Virginia shall have exclusive jurisdiction over all controversies that shall arise under or in relation to this Agreement.  The Seller irrevocably consents to service, jurisdiction, and venue of such courts for any such litigation and waives any other venue to which it might be entitled by virtue of domicile, habitual residence or otherwise.

10.9.    Prior Understanding.  This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior term sheets.

10.10.  Disclosure of Information.  Freddie Mac may furnish information regarding the Seller, the Sponsor, any Borrower or any Property to third parties with an existing or prospective interest in the servicing, enforcement, evaluation, performance, purchase or securitization of a Mortgage, including but not limited to Freddie Mac's regulators, accountants, trustees, master servicers, special servicers, rating agencies, and organizations maintaining databases on the underwriting and performance of multifamily mortgage loans.

10.11.  No Third Parties Benefited.  No creditor of any party to this Agreement and no other person shall be a third party beneficiary of this Agreement or any Loan Document.  Without limiting the generality of the preceding sentence, (i) an agreement, if any, including any Servicing Agreement, between Freddie Mac and the Seller for purchases of Mortgages shall constitute a contractual obligation of the Seller that is independent of the obligation of Borrower for the payment of a Mortgage, (ii) neither the Sponsor nor any Borrower shall be a third party beneficiary of this Agreement, and (iii) no payment by the Seller under any such agreement will reduce the outstanding principal amount of a Mortgage or any interest accrued thereon.

10.12.  Advertising.  Freddie Mac may include the name of the Seller, any Borrower, the Sponsor, the name and location of any Property, the Loan Amount and the number of apartment units contained in any Property on Freddie Mac's client list and in any typical advertisement.

10.13.  Time of Essence.  Time is of the essence with respect to each obligation of the Seller and Freddie Mac hereunder.

10.14.  Counterparts.  This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

[Section 10.16 and signatures follow on subsequent pages]

10.15.  WAIVER OF TRIAL BY JURY.  THE SELLER AND FREDDIE MAC EACH (A) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS AGREEMENT OR THE RELATIONSHIP BETWEEN THE PARTIES AS THE SELLER AND FREDDIE MAC UNDER THIS AGREEMENT THAT IS TRIABLE OF RIGHT BY A JURY AND (B) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH ISSUE TO THE EXTENT THAT ANY SUCH RIGHT EXISTS NOW OR IN THE FUTURE.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN BY EACH PARTY, KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COMPETENT LEGAL COUNSEL.

Initials of the Authorized Officer of Seller and Freddie Mac

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

SELLER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:_______________________________________

Name:

Title:

FREDDIE MAC:

FEDERAL HOME LOAN MORTGAGE CORPORATION, a federally chartered corporation

By:

Name:

Title: